Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

LQR House Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share, to be sold by the Registrant	457(o)	2,105,264	$0.19	$400,000.16	0.00014760	$59.04
Fees to Be Paid	Equity	Representative’s Warrant	—	—	—	—	—	—
Fees to Be Paid	Equity	Common Stock underlying Representative’s Warrant	457(o)	105,264	$0.19	$20,000.16	0.00014760	$2.95
	Total Offering Amounts					$420,000.32		$61.99
	Total Fees Previously Paid							$1,692.86
	Total Fee Offsets							—
	Net Fee Due							$61.99

(1)	Represents only the additional number of shares being registered. Does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1 (File No. 333-274903) (the “Prior Registration Statement”).

(2)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(3)	The registration fee is calculated in accordance with Rule 457(o) under the Securities Act based on the proposed maximum aggregate offering price. The registrant previously registered securities on the Prior Registration Statement having a proposed maximum aggregate offering price of $10,000,000, which was declared effective by the Securities and Exchange Commission on October 12, 2023. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $420,000.32 is hereby registered.